EXHIBIT 12.1

                                USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                       TOTAL ENTERPRISE BASIS--UNAUDITED
                             (DOLLARS IN MILLIONS)

                                                                      YEAR ENDED DECEMBER 31
                                                          -------------------------------------------------
                                                           1994      1993       1992      1991       1990
                                                           ----      ----       ----      ----       ----
Portion of rentals representing interest  . . . . .       $   85     $ 84       $ 87       $ 91      $   88
Capitalized interest  . . . . . . . . . . . . . . .           58      105         78         63          50
Other interest and fixed charges  . . . . . . . . .          464      372        408        474         554
Pretax earnings which would be required to
   cover preferred stock dividend requirements
   of parent  . . . . . . . . . . . . . . . . . . .           49       44         14         15          28
                                                          ------     ----       ----       ----      ------

Combined fixed charges and preferred stock
   dividends (A)  . . . . . . . . . . . . . . . . .       $  656     $605       $587       $643      $  720
                                                          ======     ====       ====       ====      ======

Earnings-pretax income (loss) with
   applicable adjustments (B)   . . . . . . . . . .       $1,263     $280       $376       $(53)     $1,935
                                                          ======     ====       ====       ====      ======

Ratio of (B) to (A) . . . . . . . . . . . . . . . .         1.92       (a)        (a)        (a)       2.69
                                                          ======     ====       ====       ====      ======

- -----------------
(a) Earnings did not cover fixed charges and preferred stock dividends by $325 million for 1993, by $211 million for 1992 and by $696 million for 1991.